EXHIBIT 10.3

SUPPLEMENTAL STOCK OPTION AGREEMENT

          THIS AGREEMENT, is entered into as of the 17th day of March, 2005 (the “Grant Date”) by and between Telular Corporation, a Delaware corporation (the “Company”), having its principal place of business at Vernon Hills, Illinois, and John E. Berndt, a resident of Plano, Texas (the “Executive”).

          WHEREAS, pursuant to the Employment Agreement effective February 21, 2005 (the “Employment Agreement”), the Executive has agreed to serve as President and Chief Executive Officer of the Company on an interim basis, during the pendency of an executive search by the Company to fill those positions; and

          WHEREAS, pursuant to the Employment Agreement, the Company has agreed to grant to the Executive, each month, in partial consideration for his services under the Employment Agreement, based upon his achievement of performance targets specified in the Employment Agreement, certain options to purchase shares of common stock, par value $.01 per share, of the Company (“the Company Shares”);

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows.

          1.     Grant of Options.  The Company hereby grants to the Executive options to purchase up to 31,700 Company Shares (the “Options”), subject to the terms and conditions of this Option Agreement and pursuant to, and in accordance with the terms of, the Company’s Fifth Amended and Restated Stock Incentive Plan (the “Plan”).  These Options are intended to be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”), although the Company does not warrant that the Options will be treated as ISOs for tax purposes.  To the extent that any portion of the Options fail for any reason to satisfy the requirements applicable to ISOs, that portion of the Options shall be non-qualified stock options.

          2.     Option Vesting.  Subject to the termination provisions of Section 3(b), Options shall vest as follows:

          (a)    Options for 2,988 shares shall vest upon a determination by the Compensation Committee, to be made on or before April 26, 2005, that, as of March 31, 2005, both  (i) the Executive has continued to serve as Chief Executive Officer and President of the Company through such date, and (ii) the Executive has achieved the performance targets specified by the Compensation Committee for the Executive for such period.

          (b)    Options for 7,178 shares shall vest upon a determination by the Compensation Committee, to be made within 26 days after each of June 30, 2005, September 30, 2005, December 31, 2005, and March 31, 2006 (each such date, together with March 31, 2005, being referred to herein as a “Vesting Date”), provided that, as of such date, both  (i) the Executive has continued to serve as Chief Executive Officer and President of the Company through that date, and (ii) the Executive has achieved the performance targets specified by the Compensation Committee for the Executive for such calendar quarter.  Performance targets for each calendar quarter shall be established by the Compensation Committee, after consultation with the other independent directors of the Company, and communicated to the Executive not later than 26 days after the beginning of such calendar quarter.

          (c)    On the effective date of the election of a new permanent Chief Executive Officer and President of the Company, provided that the Executive has continued to serve as Chief Executive Officer and President of the Company until such effective date, the vesting shall be accelerated on that portion of the options that would otherwise vest on the next Vesting Date to occur equal to (i) the number of such options, multiplied by (ii) the number of days between the last Vesting Date to have occurred (or February 21, 2005, if no Vesting Date has occurred) and the effective date of such election, divided by (iii) the number of days between the last Vesting Date to have occurred (or February 21, 2005, if no Vesting Date has occurred) and the next Vesting Date to occur, assuming achievement of the performance targets applicable to such quarter; and

          (d)    In the event of any merger or consolidation between the Company and any other entity (other than one in which the stockholders of the Company prior to such transaction receive, in exchange for their Company shares, stock of the surviving corporation and such stock constitutes more than 50% of the outstanding stock of the surviving corporation following such transaction), or any sale by the Company of all or substantially all of its assets, on the date five days prior to the earlier of (i) the record date, if any, for such transaction and (ii) the closing date of such transaction, the vesting shall be accelerated on that portion of the options that would otherwise vest on the next Vesting Date to occur equal to (i) the number of such options, multiplied by (ii) the number of days between the last Vesting Date to have occurred (or February 21, 2005, if no Vesting Date has occurred) and the effective date of such election, divided by (iii) the number of days between the last Vesting Date to have occurred (or February 21, 2005, if no Vesting Date has occurred) and the next Vesting Date to occur, assuming achievement of the performance targets applicable to such quarter.

          (e)    In the event that the Executive’s employment terminates by reason of the death or Disability (as defined in the Plan) of the Executive,  the vesting shall be accelerated on that portion of the options that would otherwise vest on the next Vesting Date to occur equal to (i) the number of such options, multiplied by (ii) the number of days between the last Vesting Date to have occurred (or February 21, 2005, if no Vesting Date has occurred) and the date on which employment terminates, divided by (iii) the number of days between the last Vesting Date to have occurred (or February 21, 2005, if no Vesting Date has occurred) and the next Vesting Date to occur, assuming achievement of the performance targets applicable to such quarter.

          3.     Option Term.

          (a)    Options may be exercised in whole or in part, at any time or from time to time from the date on which they vest until the termination of such Options; provided, however, that no Option may be exercised earlier than six months after the Grant Date.  All Options not theretofore exercised or terminated shall terminate, and be of no further force or effect, on March 15, 2011.

          (b)    In the event that the employment by the Company of the Executive terminates for any reason, all Options that, as of the effective date of such termination (and after giving effect to any event described in Section 2(c) or 2(d) occurring in connection with such termination), have not vested shall terminate and be of no further force or effect. All vested Options shall terminate if not exercised within six months after the first date on which the Executive is neither (i) employed by the Company nor (ii) serving as a director of the Company.  In the event that the performance criteria for vesting of Options for a particular quarter are determined by the Compensation Committee not to have been satisfied, such Options shall terminate and be of no further force or effect.

          4.     Option Exercise Price.  The option exercise price for the Options shall be $6.24 per share.

          5.     Issuance of Company Shares.  The Executive shall exercise the Options by giving written notice thereof to the Company and paying the applicable option exercise price to the Company by certified check or electronic wire transfer of immediately available funds.  Upon receipt of such payment, the Company shall issue to the Executive certificates evidencing the Company Shares purchased therewith.

          6.     Recapitalizations, Etc.  If, prior to the Executive’s receipt of the Shares, the Company effects a subdivision or consolidation of interest, stock split, dividend or distribution of Company Shares or other securities of the Company, or other recapitalization, capital readjustment or reorganization, the Company Shares subject to these Options under this Agreement and the applicable option exercise price for such Options shall be adjusted as follows:

          (a)    after each such event the number of Company Shares that the Executive is entitled to receive with respect to any Option will be equal to the number of Company Shares that the Executive would hold by reason of (i) the exercise of such Option immediately prior to the record date for such event and (ii) the effect of such event upon the Company Shares received upon such exercise, subject to further adjustment pursuant to Section 7 for subsequent events if applicable; and

          (b)    the applicable option exercise price shall be adjusted ratably in proportion to any adjustment in the number of Company Shares to be issued with respect to any Option.

          7.     Mergers, Etc.  If one or more corporations or partnerships merge into the Company, or if the Company merges or consolidates with one or more corporations or partnerships, the Company shall cause the surviving entity to assume the Company’s obligations under this Agreement, and Company Shares subject to these Options under this Agreement and the applicable option exercise price for such Options shall be adjusted as follows:

          (a)    after each such event the number and nature of securities of the surviving entity that the Executive is entitled to receive with respect to any Option will be equal to the number and nature of such securities that the Executive would hold by reason of (i) the exercise of such Option immediately prior to the record date for such event and (ii) the effect of such event upon the securities to be received upon such exercise, subject to further adjustment pursuant to Section 6 for subsequent events if applicable; and

          (b)    the applicable option exercise price shall be adjusted ratably in proportion to any adjustment in the number or nature of any securities to be issued with respect to any Option.

          8.     Status as Shareholder.  The Executive shall not for any purpose be deemed to be a holder of any Company Shares pursuant to the exercise of any Options until exercise of such Options in accordance with the terms hereof and payment of the applicable option exercise price in full.

          9.     Choice of Law.  This Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law provisions thereof. Any action to enforce or interpret this Agreement shall be triable only in courts whose situs is in Cook County, Illinois.

          10.    Representations and Warranties.   The Company represents and warrants to the Executive that the Options have been duly and validly authorized and issued by the Company and that the Company Shares, when issued in accordance herewith upon payment of the option exercise price specified herein, will be duly and validly issued, fully paid and nonassessable.

          11.    Miscellaneous.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, that the Executive may not transfer or assign his rights or obligations under this Agreement, including without limitation all or any portion of the Options, to any other person other than by will or the laws of descent and distribution.  During the Executive’s lifetime, the Options shall be exercisable only by the Executive.  Any notices to be given hereunder shall be effective only if in writing and shall be deemed given when delivered in person or when sent by reputable overnight delivery service to the following addresses:

If to the Company:

Telular Corporation
647 N. Lakeview Parkway
Vernon Hills, Illinois 60061
Attn: Corporate Secretary
Facsimile#: 847-247-1242

If to the Executive:
Mr. John E. Berndt
3525 Twin Lakes Way
Plano, Texas 75093
Facsimile #: 972-403-7599

with a copy to:	Mr. John E. Berndt
C/o/ Telular Corporation
647 N. Lakeview Parkway
Vernon Hills, Illinois 60061
Facsimile #: 847-247-1242

or to such other address as such party may indicate by notice to the other.  This Agreement may be executed in any number of counterparts, all of which shall constitute a single instrument.

          IN WITNESS WHEREOF, the undersigned have set their hands as of the day and year first above written.

TELULAR CORPORATION

By:	/s/ LARRY J. FORD

Larry J. Ford Chairman of the Compensation Committee

JOHN E. BERNDT

/s/ JOHN E. BERNDT

John E. Berndt